Exhibit 10.1

THIRD AMENDMENT TO THE AMENDED AND RESTATED

ALFA INSURANCE POOLING AGREEMENT

This Third Amendment (“Amendment”) is to that certain Amended and Restated Insurance Pooling Agreement (“Pooling Agreement”), as same may be amended from time to time and is made and agreed to between and among Alfa Mutual Insurance Company (“AMI”), and Alfa Mutual Fire Insurance Company, Alfa Mutual General Insurance Company, Alfa Specialty Insurance Corporation, Alfa Insurance Corporation, Alfa General Insurance Corporation, Alfa Alliance Insurance Corporation and Alfa Vision Insurance Corporation (hereinafter sometimes referred to as the “Associate Companies”).

AMI and the Associate Companies hereby ratify, confirm, and agree to all of the terms and provisions of said Pooling Agreement, except as said terms and provisions may be directly modified by this Amendment. (This Amendment shall apply to all policies in force as well as all policies new and renewed at the opening of business 12:01 a.m., January 1, 2007).

Said Pooling Agreement shall be amended as follows:

1. In Sections 1.2, 1.3 and 1.5 of Part I, any references to “Alfa Mutual Fire Insurance Company resulting from the Quota Share Reinsurance Treaty with Virginia Mutual Insurance Company” and “Alfa Mutual Fire Insurance Company resulting from the Intercompany Fire Reinsurance Arrangement with Alfa Mutual Insurance Company” shall be deleted in their entirety, and any references to “Texas State and County Mutual Fire Insurance Company” shall be changed to “Home State County Mutual Insurance Company”.

2. Section 2.2 of Part I shall be deleted in its entirety and replaced with the following:

In the event of the insolvency of any of the ceding companies, any claims for reinsurance hereunder shall be payable by the accepting companies directly to the ceding company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the ceding company under the contracts insured or insurance ceded without diminution because of the insolvency of any of the ceding companies.

The receiver, liquidator or statutory successor of the insolvent ceding company shall give written notice to the accepting companies of any impending claim against the ceding company under any contracts insured or insurance ceded under this Agreement, indicating the policy or contract insured which would involve a possible liability on the part of the accepting companies, within a reasonable time after such claim is filed in the insolvency proceeding. While waiting for the settlement of the claim, the accepting companies, at their expense, may investigate such claim and interpose in the proceeding where such claim is to be adjudicated, any defense they consider available to the ceding company or its receiver, liquidator or statutory successor. The expense thus incurred by the accepting companies shall be chargeable, subject to court approval, against the ceding

49

company as part of the expense of liquidation. The expense shall be chargeable to the extent of the proportionate share of the benefit that accrues to the ceding company solely as a result of the defense undertaken by the accepting companies.

It is further understood and agreed that, in the event of the insolvency of the ceding company, the contracts insured or the insurance ceded under this Agreement shall be payable directly by the accepting companies to the ceding company or to its liquidator, receiver or statutory successor, except (a) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the ceding company, or (b) where the accepting companies, with the consent of the direct insured, have assumed the policy obligations of the ceding company as direct obligations of the accepting companies to the payees under such policies and in substitution for the obligations of the ceding company to such payees.

3. In Part II, Sections 1.1 and 1.2, all references to “the provisional commission rate of 20%” shall be deleted and replaced with “a rate equal to its pooled underwriting expense ratio for the most recently filed financial statements”.

4. In Part II. Section 1.3, the reference to the “20% provisional” shall be deleted in its entirety.

5. In Part 2, Section 1.4, the word “provisional” shall be deleted, and “December 31, 2005” shall be deleted and substituted with “of the year-end immediately preceding the transfer of unearned premium”.

The Effective Date of this Third Amendment shall be January 1, 2007.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to the Pooling Agreement to be executed on this 19th day of April, 2007.

ATTEST:	ALFA MUTUAL INSURANCE COMPANY

/s/ H. Al Scott Secretary	/s/ Jerry A. Newby President

ATTEST:	ALFA MUTUAL FIRE INSURANCE COMPANY

/s/ H. Al Scott Secretary	/s/ Jerry A. Newby President

ATTEST:	ALFA MUTUAL GENERAL INSURANCE COMPANY

/s/ H. Al Scott Secretary	/s/ Jerry A. Newby President

ATTEST:	ALFA INSURANCE CORPORATION

/s/ H. Al Scott Secretary	/s/ Jerry A. Newby President

50

ATTEST:	ALFA GENERAL INSURANCE CORPORATION

/s/ H. Al Scott Secretary	/s/ Jerry A. Newby President

ATTEST:	ALFA SPECIALTY INSURANCE CORPORATION

/s/ H. Al Scott Secretary	/s/ Jerry A. Newby President

ATTEST:	ALFA VISION INSURANCE CORPORATION

/s/ H. Al Scott Secretary	/s/ Jerry A. Newby President

ATTEST:	ALFA ALLIANCE INSURANCE CORPORATION

/s/ H. Al Scott Secretary	/s/ Jerry A. Newby President

51